EXHIBIT 99.11

CONTRIBUTION

THIS CONTRIBUTION (this “Contribution”) is made effective as of 9:00 p.m. Eastern Standard Time on the 1st day of November, 2002, by Northwestern Capital Corporation, a Delaware corporation (“NCC”).

1.             Contribution of Membership Interests.  NCC hereby contributes to Cornerstone Propane Partners, L.P. (the “MLP”), its Economic Membership Interests (as defined in the limited liability company agreement of CornerNorth LLC), representing 100% of the non-managing membership interests in CornerNorth LLC and consents to the admission of the MLP to CornerNorth LLC as a member with respect to such interests.  NCC will retain its Managing Membership Interests (as defined in the limited liability company agreement of CornerNorth LLC) until such Managing Membership Interests terminate and expire, and all such rights and interests previously attributed to the holders of the Managing Membership Interests are assumed by the holders of the Economic Membership Interests, all as provided in the limited liability company agreement of CornerNorth LLC.  Upon acceptance of this contribution, the MLP agrees that it is bound by the limited liability company agreement of CornerNorth.

2.             Entire Contribution of Interest.  The contribution described above constitutes the entire economic interest in CornerNorth LLC held by NCC.

3.             Northwestern Acknowledgement.  NCC’s parent, Northwestern Corporation (“Northwestern”), will cause all of the GP Inc. directors who are also officers or employees of Northwestern or any of its affiliates to resign upon the expiration of the Managing Membership Interests pursuant to the terms of the limited liability company agreement of CornerNorth LLC.

4.             Governing Law.  This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, NCC has executed and delivered this Contribution as of the date first set forth above.

NORTHWESTERN CAPITAL CORPORATION

By:	/s/ DANIEL K. NEWELL
Name: Daniel K. Newell
Title: President & Chief Executive Officer

Accepted by:

CORNERSTONE PROPANE PARTNERS, L.P.

By:	Cornerstone Propane GP, Inc.,
as managing general partner

By:	/s/ M.D. LEWIS
Name: M.D. Lewis
Title: Chairman of the Board